Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	January 28, 2009
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
FOURTH QUARTER 2008 RESULTS
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $2.0 million, or $0.02 per diluted share, for the period ended December 31, 2008, an increase of $0.15 per diluted share, compared to the $2.5 million loss, or ($0.13) per diluted share, recorded in the third quarter of 2008. Compared to the fourth quarter of 2007, earnings per diluted share decreased $0.63 per diluted share, on a $13.7 million decrease in net income.
     Edward J. Wehmer, President and Chief Executive Officer, commented, “We have completed a very difficult 2008 by recording a profit of $2.0 million in the fourth quarter and $20.5 million for the full year. While these levels are not acceptable under normal circumstances, given the current global economic conditions recording a profit during these periods is atypical in the banking industry.”
     Mr. Wehmer noted, “We recorded $9.9 million of net loan charge-offs and $14.5 million in provision for credit losses in the fourth quarter. Both of these are down significantly from the amounts recorded in the previous quarter. The Company continues to aggressively manage its impaired loan portfolio. Distressed real estate valuations continue to impact this process as values become more distressed due to lack of sales activity, large property inventories, decreasing numbers of potential buyers and other factors. Nonperforming loans increased moderately in the fourth quarter. However, we are focused on resolving existing problem credits and working to identify potential problem credits.”
     Mr. Wehmer went on to say, “In August 2008, Wintrust successfully completed a convertible preferred stock offering raising $50 million in capital. Additionally, late in December, we further strengthened our balance sheet by issuing $250 million of preferred stock, as a participant in the U.S. Department of Treasury’s Capital Purchase Program, strengthening our total risk-based capital ratio to approximately 13%, well above the 10%

requirement to be considered well capitalized for regulatory purposes. All 15 of our subsidiary community banks are above well-capitalized levels for regulatory purposes as well. The additional capital enhances our ability to weather the current economic storm as well as our ability to fund future growth in loans and deposits.”
     Mr. Wehmer added, “The fourth quarter showed continued growth in both loan and deposit balances as well as improvements in loan pricing spreads and the ability of the Company to generate lower rate deposits. Our successful community banking model is proving to be a competitive advantage in these tough economic times as our banks are predominantly funded by a stable base of retail deposits rather than by volatile wholesale funding vehicles. During the fourth quarter, outstanding balances in our MaxSafe® suite of products, which offer 15 times the level of FDIC insurance a customer can achieve at a single charter bank, almost doubled to $374 million. This product continues to be well received in the market place.”
     Mr. Wehmer summarized, “We are prepared for the challenges and opportunities that 2009 will bring. The Company has the capital available to meet lending demands as well as diversified retail deposit funding sources to support this asset growth. We have been preparing for the next portion of this economic cycle for some time and believe we are in a position to take advantage of our unique community bank model.”
     Net income for the year ended December 31, 2008 was $20.5 million, or $0.76 per diluted common share compared to $55.7 million, or $2.24 per diluted common share, in 2007. Total assets of $10.7 billion at December 31, 2008 increased $1.3 billion from December 31, 2007. Total deposits as of December 31, 2008 were $8.4 billion, an increase of $905 million as compared to $7.5 billion at December 31, 2007.
     Total loans grew to $7.6 billion as of December 31, 2008, an increase of $819 million, or 12%, over the $6.8 billion balance as of December 31, 2007. The Company’s loan portfolio includes a wide variety of loan types, of which approximately 9% are commercial real estate construction and land development related and 5% are residential real estate construction and land development related. These projects are being carefully monitored on an individual credit basis at each bank.
     Total shareholders’ equity increased to $1.1 billion, or a book value of $33.03 per common share, at December 31, 2008, compared to $739.6 million, or a book value of $31.56 per common share, at December 31, 2007.

     Wintrust’s key operating measures and growth rates for the fourth quarter of 2008 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	December 31,	September 30,	December 31,	3rd Quarter		4th Quarter
($ in thousands, except per share data)	2008	2008	2007	2008 (5)		2007

Net income (loss)	$1,955	$(2,448)	$15,643	180%		(88)%
Net income (loss) per common share — diluted	$0.02	$(0.13)	$0.65	115%		(97)%

Net revenue (1)	$81,860	$82,595	$93,406	(1)%		(12)%
Net interest income	$62,745	$60,680	$65,438	3%		(4)%

Net interest margin (4)	2.78%	2.74%	3.08%	4	bp	(30	)bp
Core net interest margin (2) (4)	3.06%	2.97%	3.37%	4	bp	(31	)bp
Net overhead ratio (3)	1.80%	1.65%	1.49%	15	bp	31	bp
Return on average assets	0.08%	(0.10)%	0.65%	18	bp	(57	)bp
Return on average common equity	0.22%	(1.59)%	8.56%	181	bp	(834	)bp

At end of period
Total assets	$10,658,326	$9,864,920	$9,368,859	32%		14%
Total loans	$7,621,069	$7,322,545	$6,801,602	16%		12%
Total deposits	$8,376,750	$7,829,527	$7,471,441	28%		12%
Total equity	$1,066,572	$809,331	$739,555	126%		44%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations — Impacting
Comparative Financial Results
Acquisitions
     On December 23, 2008, the Company announced the acquisition by Wintrust Mortgage Corporation of certain assets and the assumption of certain liabilities of the mortgage banking business of Professional Mortgage Partners (“PMP”) of Downers Grove, Illinois. PMP was founded in 1999 and had approximately $1.6 billion in annual mortgage originations in 2008. The terms of the cash transaction were not disclosed, however, a significant portion of the net purchase price for the PMP assets is conditioned upon certain future profitability measures.
     On November 1, 2007, the Company completed its previously announced acquisition by First Insurance Funding Corporation of 100% of the ownership interests of Broadway Premium Funding Corporation (“Broadway”). Broadway was founded in 1999 and had approximately $60 million of premium finance receivables outstanding at the date of acquisition. Broadway provides financing for commercial property and casualty insurance premiums, mainly through insurance agents and brokers in the northeastern portion of the United States and California.
     The results of operations of Broadway and the impact related to the PMP transaction are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Stock Offering/Regulatory Capital
     The Company did not repurchase any of its outstanding common stock in 2008. The Company announced on December 19, 2008 that it had received the proceeds from the $250 million investment in Wintrust by the U.S. Treasury Department. The investment was made as part of the U.S. Treasury Department’s Capital Purchase Program, which is designed to infuse capital into the nation’s healthy banks in order to expand the flow of credit to U.S. consumers and businesses on competitive terms to promote the sustained growth and vitality of the U.S. economy.
     The investment by the U.S. Treasury Department is comprised of $250 million in preferred shares, with a warrant to purchase 1,643,295 shares of Wintrust common stock at a per share exercise price of $22.82 and a term of 10 years. The senior preferred stock will pay a cumulative dividend at a coupon rate of 5% for the first five years and 9% thereafter. This investment can, with the approval of the Federal Reserve, be redeemed in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years at par value plus accrued and unpaid dividends. The Company’s recently filed universal shelf registration statement fulfills the requirement of the Capital Purchase Program that U.S. Department of Treasury be able to publicly sell the preferred shares and warrants it purchased from Wintrust.
     The Company announced on August 26, 2008 that it sold $50 million ($49.4 million net of issuance costs) of non-cumulative perpetual convertible preferred stock in a private transaction. If declared, dividends on the preferred stock are payable quarterly in arrears at a rate of 8.00% per annum. The shares are convertible into common stock at the option of the holder at a price per share of $27.38 which is equal to 120% of the average of the midpoint of the intraday high and intraday low trading prices for the Company’s common stock for the 15 consecutive trading day period ended August 22, 2008. On and after August 26, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust opened the following banking locations:
•	Vernon Hills, Illinois (Libertyville Bank & Trust Company) — opened second quarter 2008

•	Deerfield, Illinois (Northbrook Bank & Trust Company) — opened first quarter 2008
Financial Performance Overview
     For the fourth quarter of 2008, net interest income totaled $62.7 million, down $2.7 million compared to the fourth quarter of 2007. Average earning assets for the fourth quarter of 2008 increased by $522 million compared to the fourth quarter of 2007. Earning asset growth over the past 12 months was primarily a result of the $470 million increase in average loans. The average earning asset growth of $522 million over the past 12 months was funded by a $428 million increase in the average balances of Savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $124 million, and an increase in the average balance of brokered certificates of deposit of $56 million, a decrease in the average balance of retail certificates of deposit of $80 million and a decrease in the average balance of wholesale borrowings (primarily repurchase agreements) of $28 million. At December 31, 2008, $374 million of retail deposits were held in the Company’s MaxSafe® suite of products (certificates of deposit, MMA and NOW). MaxSafe is an innovative investment alternative that provides up to 15 times the FDIC insurance security of a traditional banking deposit or a total of $3.75 million for interest-bearing accounts, by capitalizing on the Company’s multiple chartered subsidiaries and depositing a customer’s funds across all 15 of the Company’s community banks.
     The net interest margin for the fourth quarter of 2008 was 2.78%, compared to 3.08% in the fourth quarter of 2007 and 2.74% in the third quarter of 2008. Core net interest margin, which excludes both the impact of the Company’s junior subordinated debentures and any common stock repurchases on the net interest margin, was 3.06% in the fourth quarter of 2008, down compared to 3.37% in the fourth quarter of 2007 and an increase from the 2.97% in the third quarter of 2008. The decrease in the net interest margin in the fourth quarter of 2008 when compared to the fourth quarter of 2007 is directly attributable to two factors: first, interest rate compression as the rates on certain variable rate retail deposit products are unable to decline at the same magnitude as variable rate earning assets and second, the negative impact of an increased balance of nonaccrual loans. For the year, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”)
     In the fourth quarter of 2008, the yield on loans decreased 158 basis points and the rate on interest-bearing deposits decreased 113 basis points compared to the fourth quarter of 2007. Management believes opportunities during 2009 for increasing spreads in the loan portfolio should help offset the effects of interest rate spread compression on variable rate retail deposits and the unprecedented competitive retail deposit pricing given the current economic conditions that have hindered net interest margin expansion.
     Non-interest income totaled $19.1 million in the fourth quarter of 2008, decreasing $8.9 million, or 32%, compared to the fourth quarter of 2007. The decrease was primarily attributable to net losses on available-for-sale securities of $3.6 million in the fourth quarter of 2008 compared to net gains of $2.8 million in the fourth quarter of 2007. In the fourth quarter of 2008, Wintrust recognized $3.9 million of non-cash other-than-temporary impairment charges on certain corporate debt investment securities. Gains on available-for-sale securities in the fourth quarter of 2007 were comprised mainly of a $2.5 million gain recognized on Wintrust’s investment in an unaffiliated bank holding company that was acquired by another bank holding company. The mortgage banking revenue decrease of $2.7 million when comparing the fourth quarter of 2008 to the fourth quarter of 2007 was primarily attributable to decreases in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives and fair value accounting for certain residential mortgage loans held for sale.

Additionally, in the fourth quarter of 2007, mortgage banking revenue included the reversal of $1.3 million of the $6.7 million of estimated losses recorded in the third quarter of 2007, related to recourse obligations on residential mortgage loans sold to investors and losses on certain residential loans held for sale. Revenue from Bank Owned Life Insurance (“BOLI”) decreased $1.2 million primarily as a result of lower yields on policy investments in 2008. Offsetting these decreases were $5.7 million of higher fees from covered call options in the fourth quarter of 2008 as compared to the fourth quarter of 2007.
     Non-interest expense totaled $64.7 million in the fourth quarter of 2008, increasing $1.1 million, or 2%, compared to the fourth quarter of 2007. As compared to the prior period, advertising and marketing costs increased $430,000, FDIC insurance premiums added $424,000 of additional expense, professional fees increased $289,000, data processing costs increased $286,000, equipment and occupancy costs increased $201,000 and other miscellaneous expenses increased $888,000 (the primary contributor being loan expenses and expenses related to other real estate owned). Offsetting these increases was a reduction of $967,000 in salary and employee benefits expense. This decrease was primarily attributable to lower variable commission expense, lower incentive compensation accruals, lower deferred and stock based compensation plan accruals offset by higher levels of base compensation and employee benefit costs.
     Non-performing loans totaled $136.0 million, or 1.79% of total loans, at December 31, 2008, compared to $113.0 million, or 1.54% of total loans, at September 30, 2008 and $71.9 million, or 1.06% of total loans, at December 31, 2007. Total non-performing loans increased by $23.1 million since September 30, 2008. Other real estate owned (“OREO”) of $32.6 million at December 31, 2008 increased $20.0 million compared to September 30, 2008. During the fourth quarter of 2008, 45 individual properties, representing 16 lending relationships, were acquired by the Company via foreclosure or deed in lieu. These properties totaled $22.6 million. Changes in fair value of properties held and properties sold reduced the OREO balance by $2.6 million during the fourth quarter of 2008.
     The $113.7 million of non-performing loans classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $52.7 million of residential real estate construction and land development related loans, $26.6 million of commercial real estate construction and land development related loans, $16.8 million of residential real estate and home equity related loans, $11.9 million of commercial real estate related loans, $5.5 million of commercial related loans, and $223,000 of consumer related loans.

Thirteen of these relationships exceed $2.5 million in outstanding balances, approximating $82.5 million of the $113.7 million in total outstanding balances. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
     The provision for credit losses totaled $14.5 million for the fourth quarter of 2008 compared to $24.1 million for the third quarter of 2008 and $6.2 million in the fourth quarter of 2007. Net charge-offs for the fourth quarter totaled 53 basis points on an annualized basis compared to 28 basis points on an annualized basis in the fourth quarter of 2007 and 84 basis points on an annualized basis in the third quarter of 2008. The provision for credit losses in the fourth quarter and year-ended December 31, 2008 reflects the Company’s current net charge-offs and credit quality levels. On a year-to-date basis, net-charge-offs as a percentage of average loans for the year ended December 31, 2008 were 51 basis points, compared to 16 basis points on an annualized basis in the same period of 2007. The provision for credit losses totaled $57.4 million for the year ended December 31, 2008 compared to $14.9 million in the same period of 2007.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2008	2007	2008	2007

Selected Financial Condition Data (at end of period):
Total assets	$10,658,326	$9,368,859
Total loans	7,621,069	6,801,602
Total deposits	8,376,750	7,471,441
Junior subordinated debentures	249,515	249,662
Total shareholders’ equity	1,066,572	739,555

Selected Statements of Income Data:
Net interest income	$62,745	$65,438	$244,567	$261,550
Net revenue (1)	81,860	93,406	343,161	341,638
Income before taxes	2,727	23,623	30,641	83,824
Net income	1,955	15,643	20,488	55,653
Net income per common share — Basic	0.02	0.67	0.78	2.31
Net income per common share — Diluted	0.02	0.65	0.76	2.24

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	2.78%	3.08%	2.81%	3.11%
Core net interest margin (2) (6)	3.06	3.37	3.10	3.38
Non-interest income to average assets	0.76	1.17	1.01	0.85
Non-interest expense to average assets	2.56	2.66	2.62	2.57
Net overhead ratio (3)	1.80	1.49	1.60	1.72
Efficiency ratio (4) (6)	75.14	69.44	72.92	71.06
Return on average assets	0.08	0.65	0.21	0.59
Return on average common equity	0.22	8.56	2.44	7.64
Average total assets	$10,060,206	$9,497,111	$9,753,220	$9,442,277
Average total shareholders’ equity	846,982	725,145	779,437	727,972
Average loans to average deposits ratio	93.5%	93.1%	94.3%	90.1%

Common Share Data at end of period:
Market price per common share	$20.57	$33.13
Book value per common share	$33.03	$31.56
Common shares outstanding	23,756,674	23,430,490

Other Data at end of period:
Allowance for credit losses (5)	$71,352	$50,882
Non-performing loans	$136,094	$71,854
Allowance for credit losses to total loans (5)	0.94%	0.75%
Non-performing loans to total loans	1.79%	1.06%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	7	8
Banking offices	79	77

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands)	2008	2008	2007

Assets
Cash and due from banks	$219,794	$158,201	$170,190
Federal funds sold and securities purchased under resale agreements	226,110	35,181	90,964
Interest bearing deposits with banks	123,009	4,686	10,410
Available-for-sale securities, at fair value	784,673	1,469,500	1,303,837
Trading account securities	4,399	2,243	1,571
Brokerage customer receivables	17,901	19,436	24,206
Mortgage loans held-for-sale	61,116	68,398	109,552
Loans, net of unearned income	7,621,069	7,322,545	6,801,602
Less: Allowance for loan losses	69,767	66,327	50,389

Net loans	7,551,302	7,256,218	6,751,213
Premises and equipment, net	349,875	349,388	339,297
Accrued interest receivable and other assets	240,664	209,970	189,462
Trade date securities receivable	788,565	—	84,216
Goodwill	276,310	276,310	276,204
Other intangible assets	14,608	15,389	17,737

Total assets	$10,658,326	$9,864,920	$9,368,859

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$757,844	$717,587	$664,264
Interest bearing	7,618,906	7,111,940	6,807,177

Total deposits	8,376,750	7,829,527	7,471,441

Notes payable	1,000	42,025	60,700
Federal Home Loan Bank advances	435,981	438,983	415,183
Other borrowings	336,764	296,391	254,434
Subordinated notes	70,000	75,000	75,000
Junior subordinated debentures	249,515	249,537	249,662
Trade date securities payable	—	2,000	—
Accrued interest payable and other liabilities	121,744	122,126	102,884

Total liabilities	9,591,754	9,055,589	8,629,304

Shareholders’ equity:
Preferred stock	281,873	49,379	—
Common stock	26,611	26,548	26,281
Surplus	571,887	551,453	539,586
Treasury stock	(122,290)	(122,290)	(122,196)
Retained earnings	318,793	318,066	309,556
Accumulated other comprehensive loss	(10,302)	(13,825)	(13,672)

Total shareholders’ equity	1,066,572	809,331	739,555

Total liabilities and shareholders’ equity	$10,658,326	$9,864,920	$9,368,859

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2008	2007	2008	2007

Interest income
Interest and fees on loans	$107,598	$131,888	$443,849	$525,610
Interest bearing deposits with banks	125	150	340	841
Federal funds sold and securities purchased under resale agreements	30	275	1,333	3,774
Securities	17,868	18,979	68,101	79,402
Trading account securities	33	10	102	55
Brokerage customer receivables	164	415	998	1,875

Total interest income	125,818	151,717	514,723	611,557

Interest expense
Interest on deposits	50,740	70,965	219,437	294,414
Interest on Federal Home Loan Bank advances	4,570	4,550	18,266	17,558
Interest on notes payable and other borrowings	2,387	4,783	10,718	13,794
Interest on subordinated notes	770	1,308	3,486	5,181
Interest on junior subordinated debentures	4,606	4,673	18,249	18,560

Total interest expense	63,073	86,279	270,156	350,007

Net interest income	62,745	65,438	244,567	261,550
Provision for credit losses	14,456	6,217	57,441	14,879

Net interest income after provision for credit losses	48,289	59,221	187,126	246,671

Non-interest income
Wealth management	6,705	8,320	29,385	31,341
Mortgage banking	3,138	5,793	21,258	14,888
Service charges on deposit accounts	2,684	2,288	10,296	8,386
Gain on sales of premium finance receivables	361	1,596	2,524	2,040
Administrative services	670	965	2,941	4,006
(Losses) gains on available-for-sale securities, net	(3,618)	2,834	(4,171)	2,997
Other	9,175	6,172	36,361	16,430

Total non-interest income	19,115	27,968	98,594	80,088

Non-interest expense
Salaries and employee benefits	35,616	36,583	145,087	141,816
Equipment	4,190	4,034	16,215	15,363
Occupancy, net	5,947	5,902	22,918	21,987
Data processing	3,007	2,721	11,573	10,420
Advertising and marketing	1,642	1,212	5,351	5,318
Professional fees	2,334	2,045	8,824	7,090
Amortization of other intangible assets	781	964	3,129	3,861
Other	11,160	10,105	41,982	37,080

Total non-interest expense	64,677	63,566	255,079	242,935

Income before taxes	2,727	23,623	30,641	83,824
Income tax expense	772	7,980	10,153	28,171

Net income	$1,955	$15,643	$20,488	$55,653

Dividends on preferred shares	1,532	—	2,076	—

Net income applicable to common shares	$423	$15,643	$18,412	$55,653

Net income per common share — Basic	$0.02	$0.67	$0.78	$2.31

Net income per common share — Diluted	$0.02	$0.65	$0.76	$2.24

Cash dividends declared per common share	$—	$—	$0.36	$0.32

Weighted average common shares outstanding	23,726	23,471	23,624	24,107
Dilutive potential common shares	447	699	507	781

Average common shares and dilutive common shares	24,173	24,170	24,131	24,888

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases (“Core Net Interest Margin”). Because junior subordinated debentures are utilized by the Company primarily as capital instruments and the cost incurred to fund common stock repurchases is capital utilization related, management finds it useful to view the net interest margin excluding these expenses and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2008	2007	2008	2007
(A) Interest income (GAAP)	$125,818	$151,717	$514,723	$611,557
Taxable-equivalent adjustment:
– Loans	146	208	645	826
– Liquidity management assets	432	754	1,795	2,388
– Other earning assets	17	2	47	13

Interest income — FTE	$126,413	$152,681	$517,210	$614,784
(B) Interest expense (GAAP)	63,073	86,279	270,156	350,007

Net interest income — FTE	$63,340	$66,402	$247,054	$264,777

(C) Net interest income (GAAP) (A minus B)	$62,745	$65,438	$244,567	$261,550

Net interest income — FTE	$63,340	$66,402	$247,054	$264,777
Add: Net interest expense on junior subordinated debentures and interest cost incurred for common stock repurchases (1)	6,518	6,257	25,418	23,170

Core net interest income — FTE (2)	$69,858	$72,659	$272,472	$287,947

(D) Net interest margin (GAAP)	2.75%	3.03%	2.78%	3.07%
Net interest margin — FTE	2.78%	3.08%	2.81%	3.11%
Core net interest margin — FTE (2)	3.06%	3.37%	3.10%	3.38%

(E) Efficiency ratio (GAAP)	75.67%	70.18%	73.44%	71.74%
Efficiency ratio — FTE	75.14%	69.44%	72.92%	71.06%

(1)	Interest expense from the junior subordinated debentures is net of the interest income on the Common Securities owned by the Trusts and included in interest income. Interest cost incurred for common stock repurchases is estimated using current period average rates on certain debt obligations.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2008	2008	2007	2008 (1)	2007
Balance:
Commercial and commercial real estate	$4,778,664	$4,673,682	$4,408,661	9%	8%
Home equity	896,438	837,127	678,298	28	32
Residential real estate	262,908	247,203	226,686	25	16
Premium finance receivables	1,346,586	1,205,376	1,078,185	47	25
Indirect consumer loans (2)	175,955	199,845	241,393	(48)	(27)
Tricom finance receivables	17,320	16,924	27,719	9	(38)
Other loans	143,198	142,388	140,660	2	2

Total loans, net of unearned income	$7,621,069	$7,322,545	$6,801,602	16%	12%

Mix:
Commercial and commercial real estate	63%	64%	65%
Home equity	12	11	10
Residential real estate	3	4	3
Premium finance receivables	18	17	16
Indirect consumer loans (2)	2	3	4
Tricom finance receivables	—	—	—
Other loans	2	1	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.
DEPOSITS

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2008	2008	2007	2008 (1)	2007
Balance:
Non-interest bearing	$757,844	$717,587	$664,264	22%	14%
NOW	1,040,105	1,012,393	1,014,780	11	2
Wealth Management deposits (2)	716,178	583,715	599,426	90	19
Money market	1,124,068	997,638	701,972	50	60
Savings	337,808	317,108	297,586	26	14
Time certificates of deposit	4,400,747	4,201,086	4,193,413	19	5

Total deposits	$8,376,750	$7,829,527	$7,471,441	28%	12%

Mix:
Non-interest bearing	9%	9%	9%
NOW	12	13	14
Wealth Management deposits (2)	9	7	8
Money market	13	13	9
Savings	4	4	4
Time certificates of deposit	53	54	56

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from an unaffiliated company.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2008 compared to the fourth quarter of 2007 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2008			December 31, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,607,707	$18,455	4.57%	$1,552,675	$20,158	5.15%
Other earning assets (2) (3) (8)	21,630	214	3.94	23,875	427	7.09
Loans, net of unearned income (2) (4) (8)	7,455,418	107,744	5.75	6,985,850	132,096	7.50

Total earning assets (8)	$9,084,755	$126,413	5.54%	$8,562,400	$152,681	7.07%

Allowance for loan losses	(67,342)			(50,190)
Cash and due from banks	127,700			131,240
Other assets	915,093			853,661

Total assets	$10,060,206			$9,497,111

Interest-bearing deposits	$7,271,505	$50,740	2.78%	$6,845,466	$70,965	4.11%
Federal Home Loan Bank advances	439,432	4,570	4.14	411,480	4,550	4.39
Notes payable and other borrowings	379,914	2,387	2.50	433,983	4,783	4.37
Subordinated notes	73,364	770	4.11	75,000	1,308	6.82
Junior subordinated debentures	249,520	4,606	7.22	249,677	4,673	7.32

Total interest-bearing liabilities	$8,413,735	$63,073	2.98%	$8,015,606	$86,279	4.27%

Non-interest bearing deposits	705,616			657,029
Other liabilities	93,873			99,331
Equity	846,982			725,145

Total liabilities and shareholders’ equity	$10,060,206			$9,497,111

Interest rate spread (5) (8)			2.56%			2.80%
Net free funds/contribution (6)	$671,020		0.22	$546,794		0.28

Net interest income/Net interest margin (8)		$63,340	2.78%		$66,402	3.08%

Core net interest margin (7) (8)			3.06%			3.37%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2008 and 2007 were $594,000 and $964,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund any common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2008 totaled $63.3 million, a decrease of $3.1 million, or 5%, as compared to the $66.4 million recorded in the same quarter of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2008, the net interest margin was 2.78%, down 30 basis points when compared to the fourth quarter of 2007. The core net interest margin, which excludes the net interest expense related to

Wintrust’s junior subordinated debentures and the interest expense related to any common stock repurchases, was 3.06% for the fourth quarter of 2008 and 3.37% for the fourth quarter of 2007.
The yield on total earning assets for the fourth quarter of 2008 was 5.54% as compared to 7.07% in the fourth quarter of 2007. The fourth quarter 2008 yield on loans was 5.75%, a 175 basis point decrease when compared to the prior year fourth quarter yield of 7.50%. The liquidity management assets yield in the fourth quarter of 2008 was 4.57% compared to 5.15% in the fourth quarter of 2007.
The rate paid on interest-bearing liabilities decreased to 2.98% in the fourth quarter of 2008 as compared to 4.27% in the fourth quarter of 2007. The cost of interest-bearing deposits decreased in the fourth quarter of 2008 to 2.78% compared to 4.11% in the fourth quarter of 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.26% in the fourth quarter of 2008 compared to 5.16% in the fourth quarter of 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the fourth quarter of 2008 were caused by margin compression throughout 2008. Interest rate compression on large portions of NOW, savings and money market accounts as the Federal Reserve quickly lowered rates prevented these deposits from repricing at the same magnitude as variable rate earning assets. Management believes opportunities during 2009 for increasing spreads in the loan portfolio should help offset the effects of interest rate spread compression on variable rate retail deposits and the unprecedented competitive retail deposit pricing given the current economic conditions that have hindered net interest margin expansion. The average loan-to-average deposit ratio increased to 93.5% in the fourth quarter of 2008 from 93.1% in the fourth quarter of 2007.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2008 compared to the third quarter of 2008 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2008			September 30, 2008
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,607,707	$18,455	4.57%	$1,544,465	$18,247	4.70%
Other earning assets (2) (3) (8)	21,630	214	3.94	21,687	262	4.81
Loans, net of unearned income (2) (4) (8)	7,455,418	107,744	5.75	7,343,845	108,637	5.89

Total earning assets (8)	$9,084,755	$126,413	5.54%	$8,909,997	$127,146	5.68%

Allowance for loan losses	(67,342)			(57,751)
Cash and due from banks	127,700			133,527
Other assets	915,093			895,781

Total assets	$10,060,206			$9,881,554

Interest-bearing deposits	$7,271,505	$50,740	2.78%	$7,127,065	$53,405	2.98%
Federal Home Loan Bank advances	439,432	4,570	4.14	438,983	4,583	4.15
Notes payable and other borrowings	379,914	2,387	2.50	398,911	2,661	2.65
Subordinated notes	73,364	770	4.11	75,000	786	4.10
Junior subordinated debentures	249,520	4,606	7.22	249,552	4,454	6.98

Total interest-bearing liabilities	$8,413,735	$63,073	2.98%	$8,289,511	$65,889	3.16%

Non-interest bearing deposits	705,616			678,651
Other liabilities	93,873			147,500
Equity	846,982			765,892

Total liabilities and shareholders’ equity	$10,060,206			$9,881,554

Interest rate spread (5) (8)			2.56%			2.52%
Net free funds/contribution (6)	$671,020		0.22	$620,486		0.22

Net interest income/Net interest margin (8)		$63,340	2.78%		$61,257	2.74%

Core net interest margin (7) (8)			3.06%			2.97%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2008 was $594,000 and for the three months ended September 30, 2008 was $576,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund any common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2008 totaled $63.3 million, an increase of $2.1 million, or 3%, as compared to the $61.3 million recorded in the third quarter of 2008.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2008, the net interest margin was 2.78%, an increase of four basis points when compared to the third quarter of 2008. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.06% for the fourth quarter of 2008 and 2.97% for the third quarter of 2008.

The yield on total earning assets for the fourth quarter of 2008 was 5.54% as compared to 5.68% in the third quarter of 2008. The fourth quarter 2008 yield on loans was 5.75%, a 14 basis point decrease when compared to the third quarter 2008 yield of 5.89%. The liquidity management assets yield in the fourth quarter of 2008 was 4.57% compared to 4.70% in the third quarter of 2008.
The rate paid on interest-bearing liabilities decreased to 2.98% in the fourth quarter of 2008 as compared to 3.16% in the third quarter of 2008. The cost of interest-bearing deposits decreased in the fourth quarter of 2008 to 2.78% compared to 2.98% in the third quarter of 2008. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, increased to 4.26% in the fourth quarter of 2008 compared to 4.24% in the third quarter of 2008. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The higher level of net interest income recorded in the fourth quarter of 2008 compared to the third quarter of 2008 was attributable to increased spreads on new loan volumes and the ability to raise interest-bearing deposits at more reasonable rates. Average earning asset growth of $175 million in the fourth quarter of 2008 compared to the third quarter of 2008 was comprised of $112 million of loan growth and $63 million of liquid management asset growth. This growth was primarily funded by a $144 million increase in the average balances of interest-bearing liabilities and an increase in the average balance of net free funds of $51 million. The average loan-to-average deposit ratio was 93.5% in the fourth quarter of 2008 compared to 94.1% in the third quarter of 2008.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins on a year-to-date basis, calculated on a fully tax-equivalent basis, for the year ended December 31, 2008 compared to the year ended December 31, 2007:

	Year Ended			Year Ended
	December 31, 2008			December 31, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,532,282	$71,569	4.67%	$1,674,719	$86,405	5.16%
Other earning assets (2) (3) (8)	23,052	1,147	4.98	24,721	1,943	7.86
Loans, net of unearned income (2) (4) (8)	7,245,609	444,494	6.13	6,824,880	526,436	7.71

Total earning assets (8)	$8,800,943	$517,210	5.88%	$8,524,320	$614,784	7.21%

Allowance for loan losses	(57,656)			(48,605)
Cash and due from banks	117,923			131,271
Other assets	892,010			835,291

Total assets	$9,753,220			$9,442,277

Interest-bearing deposits	$7,014,217	$219,437	3.13%	$6,927,936	$294,914	4.26%
Federal Home Loan Bank advances	435,761	18,266	4.19	400,552	17,558	4.38
Notes payable and other borrowings	387,377	10,718	2.77	318,540	13,794	4.33
Subordinated notes	74,589	3,486	4.60	75,000	5,181	6.81
Junior subordinated debentures	249,575	18,249	7.19	249,739	18,560	7.33

Total interest-bearing liabilities	$8,161,519	$270,156	3.31%	$7,971,767	$350,007	4.39%

Non-interest bearing deposits	672,924			647,715
Other liabilities	139,340			94,823
Equity	779,437			727,972

Total liabilities and shareholders’ equity	$9,753,220			$9,442,277

Interest rate spread (5) (8)			2.57%			2.82%
Net free funds/contribution (6)	$639,424		0.24	$552,553		0.29

Net interest income/Net interest margin (8)		$247,054	2.81%		$264,777	3.11%

Core net interest margin (7) (8)			3.10%			3.38%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2008 and 2007 were $2.5 million and $3.2 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund any common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Tax-equivalent net interest income for the year ended December 31, 2008 totaled $247.1 million, a decrease of $17.7 million, or 7%, as compared to the $264.8 million recorded in the same period of 2007.
Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the year ended December 31, 2008, the net interest margin was 2.81%, down 30 basis points when compared to the year ended December 31, 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s junior subordinated debentures and the interest expense related to the common stock repurchases, was 3.10% for the year ended December 31, 2008 and 3.38% for the year ended December 31, 2007.
The yield on total earning assets for the year ended December 31, 2008 was 5.88% as compared to 7.21% in the year ended December 31, 2007. The year ended December 31, 2008 yield on loans was 6.13%, a 158 basis point decrease when compared to 7.71% for the same period in 2007. The liquidity management assets yield in the year ended December 31, 2008 was 4.67% compared to 5.16% in the year ended December 31, 2007.

The rate paid on interest-bearing liabilities decreased to 3.31% in the year ended December 31, 2008 as compared to 4.39% in the year ended December 31, 2007. The cost of interest-bearing deposits decreased in the year ended December 31, 2008 to 3.13% compared to 4.26% in the year ended December 31, 2007. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and junior subordinated debentures, decreased to 4.39% in the year ended December 31, 2008 compared to 5.25% in the year ended December 31, 2007. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The lower levels of net interest income and net interest margin in the year ended December 31, 2008 were caused by margin compression. During the year ended December 31, 2008, the cost of interest-bearing deposits declined 113 basis points while the yield on total loans decreased 158 basis points. This interest-rate spread compression combined with a five basis point reduction in the contribution from net free funds contributed to the 30 basis point decline in net interest margin. Year-to-date average loan growth of $421 million in 2008 compared to 2007 was funded by a $355 million increase in the year-to-date average balances of Savings, NOW, MMA and Wealth Management deposits, an increase in the year-to-date average balance of wholesale borrowings (primarily repurchase agreements) of $103 million, an increase in the year-to-date average balance of net free funds of $87 million, reduced year-to-date average balances of liquidity management assets and other earning assets of $144 million, offset by decreases in the year-to-date average balance of retail certificates of deposit of $275 million and brokered certificates of deposit of $11 million.

NON-INTEREST INCOME
For the fourth quarter of 2008, non-interest income totaled $19.1 million, a decrease of $8.9 million compared to the fourth quarter of 2007. The decrease was primarily attributable to losses on available-for-sale securities, mortgage banking revenue, wealth management revenue, lower gains on sales of premium finance receivables and lower revenue from BOLI. Offsetting these decreases were higher levels of fees from covered call options. On a year-to-date basis, non-interest income in 2008 totaled $98.6 million and increased $18.5 million compared to the same period in 2007. The increase was primarily attributable to higher levels of fees from covered call options, mortgage banking revenue and service charges on deposit accounts. Offsetting these increases were losses on available-for-sale securities, lower levels of wealth management revenue, lower gains on sales of premium finance receivables and lower revenue from BOLI.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Brokerage	$4,310	$5,464	(1,154)	(21)
Trust and asset management	2,395	2,856	(461)	(16)

Total wealth management	6,705	8,320	(1,615)	(19)

Mortgage banking	3,138	5,793	(2,655)	(46)
Service charges on deposit accounts	2,684	2,288	396	17
Gain on sales of premium finance receivables	361	1,596	(1,235)	(77)
Administrative services	670	965	(295)	(31)
(Losses) gains on available-for-sale securities, net	(3,618)	2,834	(6,452)	(228)
Other:
Fees from covered call options	7,438	1,693	5,745	339
Bank Owned Life Insurance	(319)	903	(1,222)	(135)
Miscellaneous	2,056	3,576	(1,520)	(43)

Total other	9,175	6,172	3,003	49

Total non-interest income	$19,115	$27,968	(8,853)	(32)

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Brokerage	$18,649	$20,346	(1,697)	(8)
Trust and asset management	10,736	10,995	(259)	(2)

Total wealth management	29,385	31,341	(1,956)	(6)

Mortgage banking	21,258	14,888	6,370	43
Service charges on deposit accounts	10,296	8,386	1,910	23
Gain on sales of premium finance receivables	2,524	2,040	484	24
Administrative services	2,941	4,006	(1,065)	(27)
(Losses) gains on available-for-sale securities, net	(4,171)	2,997	(7,168)	(239)
Other:
Fees from covered call options	29,024	2,628	26,396	1,004
Bank Owned Life Insurance	1,622	4,909	(3,287)	(67)
Miscellaneous	5,715	8,893	(3,178)	(36)

Total other	36,361	16,430	19,931	121

Total non-interest income	$98,594	$80,088	18,506	23

Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $6.7 million in the fourth quarter of 2008 and $8.3 million in the fourth quarter of 2007. Decreased asset valuations due to the recent equity market declines have hindered the revenue growth from trust and asset management activities. Continued uncertainties surrounding the equity markets overall have slowed the growth of the brokerage component of wealth management revenue.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended December 31, 2008, this revenue source totaled $3.1 million, a decrease of $2.7 million when compared to the fourth quarter of 2007. The decrease was primarily attributable to $1.4 million from changes in the fair market value of mortgage servicing rights, valuation fluctuations of mortgage banking derivatives and fair value accounting for certain residential mortgage loans held for sale. Additionally, the fourth quarter of 2007 included the reversal of $1.3 million in estimated losses related to recourse obligations on residential mortgage loans sold to investors previously recorded. On a year-to-date basis, mortgage banking increased $6.4 million over 2007 levels, which were hampered by mortgage banking valuation and recourse obligation adjustments for estimated losses related to recourse obligations on residential mortgage loans sold to investors totaling $6.0 million for the year. Future growth of mortgage banking is impacted by the interest rate environment and current residential housing conditions and will continue to be dependent upon both. A continuation of the existing depressed residential real estate environment may hamper mortgage banking production growth.
Service charges on deposit accounts totaled $2.7 million for the fourth quarter of 2008, an increase of $396,000, or 17%, when compared to the same quarter of 2007. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust did not sell any premium finance receivables in the fourth quarter of 2008 but recognized $361,000 of gains in the fourth quarter of 2008 on clean-up calls of previous sales. Wintrust sold $230 million of premium finance receivables in the fourth quarter of 2007, recognizing $1.6 million of net gains. Sales of these receivables in future quarters are dependent upon an improvement in the market conditions impacting both sales of these loans and the opportunity for securitizing these loans as well as liquidity and capital management considerations. On a year-to-date basis, Wintrust sold $218 million of premium finance receivables in 2008 compared to $230 million in 2007.
The administrative services revenue contributed by Tricom added $670,000 to total non-interest income in the fourth quarter of 2008 and $1.0 million in the fourth quarter of 2007. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category. Growth of this revenue source continues to be hampered by competitive pricing and the current economic conditions.
Wintrust recognized $3.6 million of net losses on available-for-sale securities in the fourth quarter of 2008 compared to net gains of $2.8 million in the fourth quarter of 2007. In the fourth quarter of 2008, Wintrust recognized $3.9 million of non-cash other-than-temporary impairment charges on certain corporate debt investment securities. Gains on available-for-sale securities in the fourth quarter of 2007 were comprised mainly of a $2.5 million gain recognized on Wintrust’s investment in an unaffiliated bank holding company that was acquired by another bank holding company. On a year-to-date basis, Wintrust recognized $4.2 million of net losses on available-for-sale securities in 2008 compared to net gains of $3.0 million in 2007. In 2008, Wintrust recognized $8.2 million of non-cash other-than-temporary impairment charges on certain corporate debt investment securities.
Other non-interest income for the fourth quarter of 2008 totaled $9.2 million compared to $6.2 million in the fourth quarter of 2007. The largest components of the increase in other income were fees from certain covered call option transactions increasing $5.7 million in the fourth quarter of 2008 compared the same period of 2007. The decrease in BOLI income in the fourth quarter of 2008 compared to the fourth quarter of 2007 is related to lower yields on policy investments. On a year-to-date basis, other non-interest income in 2008 totaled $36.4 million, compared to $16.4 million in the same period of 2007. The largest component of the year-to-date increase, fees from covered call options, increased $26.4 million compared to 2007. During 2008, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. The covered call option contracts are written against certain U.S. Treasury and agency securities held in the Company’s portfolio for liquidity and other purposes. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income).”) BOLI income decreased $3.3 million in 2008 compared to 2007 as a result of lower yields on policy investments in 2008. Additionally, in the third quarter of 2007, Wintrust received a non-taxable $1.4 million death benefit payment. The Company originally purchased BOLI to consolidate existing term life insurance contracts of executive officers and to mitigate the mortality risk associated with death benefits provided for in executive employment contracts and later in connection with certain deferred compensation arrangements. Miscellaneous revenue has decreased in 2008 primarily as a result of $1.2 million of net losses recorded on certain equity based limited partnership investments.

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2008 totaled $64.7 million and increased approximately $1.1 million, or 2%, from the fourth quarter 2007 total of $63.6 million. On a year-to-date basis, non-interest expense totaled $255.1 million and increased $12.1 million, or 5%, compared to the same period in 2007.
The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Salaries and employee benefits	$35,616	$36,583	(967)	(3)
Equipment	4,190	4,034	156	4
Occupancy, net	5,947	5,902	45	1
Data processing	3,007	2,721	286	11
Advertising and marketing	1,642	1,212	430	35
Professional fees	2,334	2,045	289	14
Amortization of other intangible assets	781	964	(183)	(19)
Other:
Commissions — 3rd party brokers	802	905	(103)	(11)
Postage	1,012	1,074	(62)	(6)
Stationery and supplies	757	849	(92)	(11)
FDIC insurance	1,681	1,257	424	34
Miscellaneous	6,908	6,020	888	15

Total other	11,160	10,105	1,055	10

Total non-interest expense	$64,677	$63,566	1,111	2

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2008	2007	Change	Change
Salaries and employee benefits	$145,087	$141,816	3,271	2
Equipment	16,215	15,363	852	6
Occupancy, net	22,918	21,987	931	4
Data processing	11,573	10,420	1,153	11
Advertising and marketing	5,351	5,318	33	1
Professional fees	8,824	7,090	1,734	24
Amortization of other intangible assets	3,129	3,861	(732)	(19)
Other:
Commissions — 3rd party brokers	3,769	3,854	(85)	(2)
Postage	4,120	3,841	279	7
Stationery and supplies	3,005	3,159	(154)	(5)
FDIC Insurance	5,600	3,713	1,887	51
Miscellaneous	25,488	22,513	2,975	13

Total other	41,982	37,080	4,902	13

Total non-interest expense	$255,079	$242,935	12,144	5

Salaries and employee benefits comprised 55% and 58% of total non-interest expense in the fourth quarter of 2008 and 2007, respectively, while they were 57% and 58% of total non-interest expense for 2008 and 2007, respectively. Salaries and employee benefits expense decreased $967,000, or 3%, in the fourth quarter of 2008 compared to the fourth quarter of 2007 primarily as a result of lower commission and incentive compensation expenses. On a year-to-date basis, salaries and employee benefits expense increased $3.3 million, or 2%, in 2008 compared to 2007 primarily from increases in base compensation.
Equipment, occupancy and data processing have all been directly impacted by the additional and expanded banking locations in the past 12 months. The combined equipment, occupancy and data processing expense for the fourth quarter of 2008 was $13.1 million, an increase of $487,000, or 4%, compared to the same period of 2007. On a year-to-date basis, the combined equipment, occupancy and data processing expense was $50.7 million in 2008, an increase of $2.9 million, or 6%, compared to the same period of 2007.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the fourth quarter of 2008 were $2.3 million, an increase of $289,000, or 14%, compared to the same period of 2007. On a year-to-date basis, professional fees were $8.8 million, an increase of $1.7 million, or 24%, compared to the same period of 2007. These increases are primarily a result of increased legal costs related to non-performing loans.
FDIC insurance totaled $1.7 million in the fourth quarter of 2008, an increase of $424,000, or 34%, compared to $1.3 million in the fourth quarter of 2007. On a year-to-date basis, FDIC insurance totaled $5.6 million, an increase of $1.9 million, or 51%, compared to the same period of 2007. The significant increase in 2008 is a result of a higher rate structure imposed on all financial institutions beginning in 2007. The subsidiary banks, like most banks, received credits for overcharges by the FDIC in past years, effectively reducing their premiums in 2007.
Miscellaneous expense includes expenses such as ATM expenses, other real estate owned (“OREO”) expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. Miscellaneous expenses in the fourth quarter of 2008 increased $888,000, or 15%, compared to the same period in the prior year primarily due to a $324,000 increase in net loan expenses and a $314,000 increase in OREO expenses. On a year-to-date basis, miscellaneous expenses increased $3.0 million, or 13%, primarily due to an $829,000 increase in OREO expenses and a $1.7 million increase in net loan expenses due to the adoption of FAS 159 on January 1, 2008 for Mortgages Held for Sale originated by the Company’s mortgage subsidiary. Origination costs are no longer deferred on mortgage loans originated for sale at this subsidiary with the impact being higher current operating expenses (as reflected in the miscellaneous expense component) offset by higher levels of gains recognized on the sale of the loans to the end investors (due to the lower cost basis of the loan).

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2008	2007	2008	2007

Allowance for loan losses at beginning of period	$66,327	$48,757	$50,389	$46,055
Provision for credit losses	14,456	6,217	57,441	14,879
Allowance acquired in business combinations	—	362	—	362
Reclassification to allowance for lending-related commitments	(1,093)	(36)	(1,093)	(36)

Charge-offs:
Commercial and commercial real estate loans	7,539	4,029	30,469	8,958
Home equity loans	231	156	284	289
Residential real estate loans	627	—	1,631	147
Consumer and other loans	130	130	474	593
Premium finance receivables	1,275	665	4,073	2,425
Indirect consumer loans	501	346	1,322	873
Tricom finance receivables	27	100	144	252

Total charge-offs	10,330	5,426	38,397	13,537

Recoveries:
Commercial and commercial real estate loans	211	234	496	1,732
Home equity loans	1	1	1	61
Residential real estate loans	—	6	—	6
Consumer and other loans	13	78	95	178
Premium finance receivables	144	148	662	514
Indirect consumer loans	38	48	173	172
Tricom finance receivables	—	—	—	3

Total recoveries	407	515	1,427	2,666

Net charge-offs	(9,923)	(4,911)	(36,970)	(10,871)

Allowance for loan losses at period end	$69,767	$50,389	$69,767	$50,389

Allowance for lending-related commitments at period end	$1,586	$493	$1,586	$493

Allowance for credit losses at period end	$71,353	$50,882	$71,353	$50,882

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.62%	0.35%	0.65%	0.17%
Home equity loans	0.11	0.09	0.04	0.04
Residential real estate loans	0.79	(0.01)	0.49	0.04
Consumer and other loans	0.32	0.14	0.27	0.38
Premium finance receivables	0.37	0.16	0.29	0.15
Indirect consumer loans	0.98	0.48	0.53	0.28
Tricom finance receivables	0.57	1.23	0.64	0.74

Total loans, net of unearned income	0.53%	0.28%	0.51%	0.16%

Net charge-offs as a percentage of the provision for loan losses	68.64%	78.99%	64.36%	73.07%

Loans at period-end			$7,621,068	$6,801,602
Allowance for loan losses as a percentage of loans at period-end			0.92%	0.74%
Allowance for credit losses as a percentage of loans at period-end			0.94%	0.75%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Loans
The following table sets forth Wintrust’s non-performing loans at the dates indicated.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2008	2008	2007
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$617	$1,084	$51
Commercial, consumer and other	14,750	6,100	14,742
Premium finance receivables	9,339	5,903	8,703
Indirect consumer loans	679	877	517
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	25,385	13,964	24,013

Non-accrual loans:
Residential real estate and home equity (1)	6,528	6,214	3,215
Commercial, consumer and other	91,814	81,997	33,267
Premium finance receivables	11,454	10,239	10,725
Indirect consumer loans	913	627	560
Tricom finance receivables	—	—	74

Total non-accrual	110,709	99,077	47,841

Total non-performing loans:
Residential real estate and home equity (1)	7,145	7,298	3,266
Commercial, consumer and other	106,564	88,097	48,009
Premium finance receivables	20,793	16,142	19,428
Indirect consumer loans	1,592	1,504	1,077
Tricom finance receivables	—	—	74

Total non-performing loans	$136,094	$113,041	$71,854

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.62%	0.67%	0.36%
Commercial, consumer and other	2.17	1.83	1.06
Premium finance receivables	1.54	1.34	1.80
Indirect consumer loans	0.90	0.75	0.45
Tricom finance receivables	—	—	0.27

Total non-performing loans	1.79%	1.54%	1.06%

Allowance for loan losses as a percentage of non-performing loans	51.26%	58.67%	70.13%

(1)	Non-accrual and past due greater than 90 days and still accruing residential mortgage loans held for sale are excluded from the non-performing balances presented above. These balances totaled $1.4 million as of December 31, 2008, $0 as of September 30, 2008, and $2.0 million as of December 31, 2007. Residential mortgage loans held for sale are accounted for at lower of aggregate cost or fair value, with valuation changes included as adjustments to non-interest income.
The provision for credit losses totaled $14.5 million for the fourth quarter of 2008, $24.1 million in the third quarter of 2008 and $6.2 million for the fourth quarter of 2007. For the quarter ended December 31, 2008, net charge-offs totaled $9.9 million compared to $15.4 million in the third quarter of 2008 and $4.9 million recorded in the fourth quarter of 2007. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.53% in the fourth quarter of 2008, 0.84% in the third quarter of 2008, and 0.28% in the fourth quarter of 2007.

On a year-to-date basis, provision for credit losses totaled $57.4 million for 2008 compared to $14.9 million in 2007. Net charge-offs totaled $37.0 million, or 0.51% of average loans in 2008, compared to $10.9 million, or 0.16% of average loans in 2007.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $7.1 million as of December 31, 2008. The balance increased $3.9 million from December 31, 2007 and decreased $153,000 from September 30, 2008. The December 31, 2008 non-performing balance is comprised of $5.7 million of residential real estate (18 individual credits) and $1.4 million of home equity loans (12 individual credits). On average, this is approximately two non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $106.6 million as of December 31, 2008 compared to $88.1 million as of September 30, 2008 and $48.0 million as of December 31, 2007.
Management is pursuing the resolution of all credits in this category. However, given the current state of the residential real estate market, resolution of certain credits could span a lengthy period of time until market conditions stabilize. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Loan Composition
The $113.7 million of non-performing loans classified as residential real estate and home equity, commercial, consumer, and other consumer consists of $52.7 million of residential real estate construction and land development related loans, $26.6 million of commercial real estate construction and land development related loans, $16.8 million of residential real estate and home equity related loans, $11.9 million of commercial real estate related loans, $5.5 million of commercial related loans and $223,000 of consumer related loans. Thirteen of these relationships exceed $2.5 million in outstanding balances, approximating $82.5 million in total outstanding balances. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of December 31, 2008 and 2007, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	December 31, 2008	December 31, 2007
Non-performing premium finance receivables	$20,793	$19,428
- as a percent of premium finance receivables outstanding	1.54%	1.80%
Net charge-offs of premium finance receivables	$1,131	$517
- annualized as a percent of average premium finance receivables	0.37%	0.16%
As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Although non-performing balances and net charge-offs in this category have increased over the past 12 months, the Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing premium finance receivables.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.6 million at December 31, 2008, compared to $1.5 million at September 30, 2008 and $1.1 million at December 31, 2007. The ratio of these non-performing loans to total indirect consumer loans was 0.90% at December 31, 2008 compared to 0.75% at September 30, 2008 and 0.45% at December 31, 2007. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.98% for the quarter ended December 31, 2008 compared to 0.48% in the same period in 2007. The level of non-performing and net charge-offs of indirect consumer loans continue to be below standard industry ratios for this type of lending.
At the beginning of the third quarter the Company ceased the origination of indirect automobile loans. This niche business served the Company well over the past 12 years in helping de-novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures have significantly reduced the long-term potential profitably of this niche business. Given the current economic environment and the retirement of the founder of this niche business, exiting the origination of this business was deemed to be in the best interest of the Company. The Company will continue to service its existing portfolio during the duration of the credits and does not anticipate any change in historical credit trends for this niche business given this decision.

Other Real Estate Owned
The table below presents a summary of other real estate owned as of December 31, 2008 and shows the changes in the balance from September 30, 2008 for each property type:

				Residential
	Residential			Real Estate			Commercial			Total
	Real Estate			Development			Real Estate			Balance
(Dollars in thousands)	$	#	R	$	#	R	$	#	R	$	#	R
Balance at September 30, 2008	$7,701	12	12	$2,212	6	3	$2,610	6	3	$12,523	24	18
Transfers at fair value	857	3	3	20,093	40	11	1,660	2	2	22,610	45	16
Fair value adjustments	(841)	—	—	(593)	—	—	13	—	—	(1,421)	—	—
Resolved	(810)	(3)	(3)	—	—	—	(330)	(1)	(1)	(1,140)	(4)	(4)

Balance at December 31, 2008	$6,907	12	12	$21,712	46	14	$3,953	7	4	$32,572	65	30

Balance at December 31, 2007										$3,858

$ — balance
# — number of properties
R — number of relationships

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation (formerly known as WestAmerica Mortgage Company) engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The ability of the Company to obtain liquidity and income from the sale of premium finance receivables in the future and the unique collection and delinquency risks associated with such loans.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.

•	The risk that the terms of the U.S. Treasury Department’s Capital Purchase Program could change.

•	Distressed global credit and capital markets;

•	Changes in market interest rates and loan and deposit pricing in the Company’s markets;

•	The effect of continued margin pressure on the Company’s financial results;

•	Additional deterioration in asset quality;

•	The possible need for further increases in our allowance for credit losses;

•	Additional charges related to asset impairments;

•	Legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or the products and services offered by financial services companies;

•	The other risk factors set forth in the Company’s filings with the Securities and Exchange Commission.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEBCAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (Central Standard Time) Wednesday, January 28, 2009, regarding fourth quarter 2008 results. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #81574677. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations & Conference Calls, Conference Calls, Fourth Quarter 2008 Earnings Release Conference Call.
# # #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Selected Financial Highlights — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2008	2008	2008	2008	2007
Selected Financial Condition Data (at end of period):
Total assets	$10,658,326	$9,864,920	$9,923,077	$9,732,466	$9,368,859
Total loans	7,621,069	7,322,545	7,153,603	6,874,916	6,801,602
Total deposits	8,376,750	7,829,527	7,761,367	7,483,582	7,471,441
Junior subordinated debentures	249,515	249,537	249,579	249,621	249,662
Total shareholders’ equity	1,066,572	809,331	749,025	753,293	739,555

Selected Statements of Income Data:
Net interest income	$62,745	$60,680	$59,400	$61,742	$65,438
Net revenue (1)	81,860	82,595	92,408	86,298	93,406
Income (loss) before taxes	2,727	(4,518)	17,522	14,910	23,623
Net income (loss)	1,955	(2,448)	11,276	9,705	15,643
Net income (loss) per common share — Basic	0.02	(0.13)	0.48	0.41	0.67
Net income (loss) per common share — Diluted	0.02	(0.13)	0.47	0.40	0.65

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	2.78%	2.74%	2.77%	2.98%	3.08%
Core net interest margin (2) (6)	3.06	2.97	3.02	3.26	3.37
Non-interest income to average assets	0.76	0.88	1.37	1.05	1.17
Non-interest expense to average assets	2.56	2.54	2.68	2.70	2.66
Net overhead ratio (3)	1.80	1.65	1.31	1.64	1.49
Efficiency ratio (4) (6)	75.14	76.57	69.34	71.11	69.44
Return on average assets	0.08	(0.10)	0.47	0.42	0.65
Return on average equity	0.22	(1.59)	5.97	5.25	8.56

Average total assets	$10,060,206	$9,881,554	$9,682,454	$9,373,539	$9,497,111
Average total shareholders’ equity	846,982	765,892	760,253	743,997	725,145
Average loans to average deposits ratio	93.5%	94.1%	94.6%	94.9%	93.1%

Common Share Data at end of period:
Market price per common share	$20.57	$29.35	$23.85	$34.95	$33.13
Book value per common share	$33.03	$32.07	$31.70	$31.97	$31.56
Common shares outstanding	23,756,674	23,693,799	23,625,841	23,563,958	23,430,490

Other Data at end of period:
Allowance for credit losses (5)	$71,352	$66,820	$58,126	$54,251	$50,882
Non-performing loans	$136,094	$113,041	$86,806	$86,541	$71,854
Allowance for credit losses to total loans (5)	0.94%	0.91%	0.81%	0.79%	0.75%
Non-performing loans to total loans	1.79%	1.54%	1.21%	1.26%	1.06%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	7	8	8	8	8
Banking offices	79	79	79	78	77

(1)	Net revenue includes net interest income and non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s junior subordinated debentures and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2008	2008	2008	2008	2007

Assets
Cash and due from banks	$219,794	$158,201	$166,857	$160,890	$170,190
Federal funds sold and securities purchased under resale agreements	226,110	35,181	73,311	280,408	90,964
Interest-bearing deposits with banks	123,009	4,686	6,438	11,280	10,410
Available-for-sale securities, at fair value	784,673	1,469,500	1,590,648	1,110,854	1,303,837
Trading account securities	4,399	2,243	1,877	1,185	1,571
Brokerage customer receivables	17,901	19,436	19,661	22,786	24,206
Mortgage loans held-for-sale	61,116	68,398	118,379	102,324	109,552
Loans, net of unearned income	7,621,069	7,322,545	7,153,603	6,874,916	6,801,602
Less: Allowance for loan losses	69,767	66,327	57,633	53,758	50,389

Net loans	7,551,302	7,256,218	7,095,970	6,821,158	6,751,213
Premises and equipment, net	349,875	349,388	348,881	344,863	339,297
Accrued interest receivable and other assets	240,664	209,970	208,574	188,607	189,462
Trade date securities receivable	788,565	—	—	395,041	84,216
Goodwill	276,310	276,310	276,311	276,121	276,204
Other intangible assets	14,608	15,389	16,170	16,949	17,737

Total assets	$10,658,326	$9,864,920	$9,923,077	$9,732,466	$9,368,859

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$757,844	$717,587	$688,512	$670,433	$664,264
Interest bearing	7,618,906	7,111,940	7,072,855	6,813,149	6,807,177

Total deposits	8,376,750	7,829,527	7,761,367	7,483,582	7,471,441

Notes payable	1,000	42,025	41,975	70,300	60,700
Federal Home Loan Bank advances	435,981	438,983	438,983	434,482	415,183
Other borrowings	336,764	296,391	383,009	293,091	254,434
Subordinated notes	70,000	75,000	75,000	75,000	75,000
Junior subordinated debentures	249,515	249,537	249,579	249,621	249,662
Trade date securities payable	—	2,000	97,898	236,217	—
Accrued interest payable and other liabilities	121,744	122,126	126,241	136,880	102,884

Total liabilities	9,591,754	9,055,589	9,174,052	8,979,173	8,629,304

Shareholders’ equity:
Preferred stock	281,873	49,379	—	—	—
Common stock	26,611	26,548	26,478	26,416	26,281
Surplus	571,887	551,453	547,792	544,594	539,586
Treasury stock	(122,290)	(122,290)	(122,258)	(122,252)	(122,196)
Retained earnings	318,793	318,066	325,314	314,038	309,556
Accumulated other comprehensive loss	(10,302)	(13,825)	(28,301)	(9,503)	(13,672)

Total shareholders’ equity	1,066,572	809,331	749,025	753,293	739,555

Total liabilities and shareholders’ equity	$10,658,326	$9,864,920	$9,923,077	$9,732,466	$9,368,859

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share data)	2008	2008	2008	2008	2007

Interest income
Interest and fees on loans	$107,598	$108,495	$108,803	$118,953	$131,888
Interest bearing deposits with banks	125	27	68	120	150
Federal funds sold and securities purchased under resale agreements	30	197	472	634	275
Securities	17,868	17,599	16,553	16,081	18,979
Trading account securities	33	23	15	31	10
Brokerage customer receivables	164	228	249	357	415

Total interest income	125,818	126,569	126,160	136,176	151,717

Interest expense
Interest on deposits	50,740	53,405	53,862	61,430	70,965
Interest on Federal Home Loan Bank advances	4,570	4,583	4,557	4,556	4,550
Interest on notes payable and other borrowings	2,387	2,661	2,900	2,770	4,783
Interest on subordinated notes	770	786	843	1,087	1,308
Interest on junior subordinated debentures	4,606	4,454	4,598	4,591	4,673

Total interest expense	63,073	65,889	66,760	74,434	86,279

Net interest income	62,745	60,680	59,400	61,742	65,438
Provision for credit losses	14,456	24,129	10,301	8,555	6,217

Net interest income after provision for credit losses	48,289	36,551	49,099	53,187	59,221

Non-interest income
Wealth management	6,705	7,044	7,771	7,865	8,320
Mortgage banking	3,138	4,488	7,536	6,096	5,793
Service charges on deposit accounts	2,684	2,674	2,565	2,373	2,288
Gain on sale of premium finance receivables	361	456	566	1,141	1,596
Administrative services	670	803	755	713	965
(Losses) gains on available-for-sale securities, net	(3,618)	920	(140)	(1,333)	2,834
Other	9,175	5,530	13,955	7,701	6,172

Total non-interest income	19,115	21,915	33,008	24,556	27,968

Non-interest expense
Salaries and employee benefits	35,616	35,823	36,976	36,672	36,583
Equipment	4,190	4,050	4,048	3,926	4,034
Occupancy, net	5,947	5,666	5,438	5,867	5,902
Data processing	3,007	2,850	2,918	2,798	2,721
Advertising and marketing	1,642	1,343	1,368	999	1,212
Professional fees	2,334	2,195	2,227	2,068	2,045
Amortization of other intangible assets	781	781	779	788	964
Other	11,160	10,276	10,831	9,715	10,105

Total non-interest expense	64,677	62,984	64,585	62,833	63,566

Income (loss) before income taxes	2,727	(4,518)	17,522	14,910	23,623
Income tax expense (benefit)	772	(2,070)	6,246	5,205	7,980

Net income (loss)	$1,955	$(2,448)	$11,276	$9,705	$15,643

Dividends on preferred shares	1,532	544	—	—	—

Net income (loss) applicable to common shares	$423	$(2,992)	$11,276	$9,705	$15,643

Net income (loss) per common share — Basic	$0.02	$(0.13)	$0.48	$0.41	$0.67

Net income (loss) per common share — Diluted	$0.02	$(0.13)	$0.47	$0.40	$0.65

Cash dividends declared per common share	$—	$0.18	$—	$0.18	$—

Weighted average common shares outstanding	23,726	23,644	23,608	23,518	23,471
Dilutive potential common shares	447	—	531	582	699

Average common shares and dilutive common shares	24,173	23,644	24,139	24,100	24,170

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2008	2008	2007
Balance:
Commercial and commercial real estate	$4,778,664	$4,673,682	$4,610,550	$4,534,383	$4,408,661
Home equity	896,438	837,127	770,748	695,446	678,298
Residential real estate	262,908	247,203	243,400	233,556	226,686
Premium finance receivables	1,346,586	1,205,376	1,145,986	1,017,011	1,078,185
Indirect consumer loans (1)	175,955	199,845	221,511	230,771	241,393
Tricom finance receivables	17,320	16,924	22,676	23,478	27,719
Other loans	143,198	142,388	138,732	140,271	140,660

Total loans, net of unearned income	$7,621,069	$7,322,545	$7,153,603	$6,874,916	$6,801,602

Mix:
Commercial and commercial real estate	63%	64%	65%	66%	65%
Home equity	12	11	11	10	10
Residential real estate	3	4	3	3	3
Premium finance receivables	18	17	16	15	16
Indirect consumer loans (1)	2	3	3	4	4
Tricom finance receivables	—	—	—	—	—
Other loans	2	1	2	2	2

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposit Balances — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2008	2008	2007
Balance:
Non-interest bearing	$757,844	$717,587	$688,512	$670,433	$664,264
NOW	1,040,105	1,012,393	1,064,792	1,013,603	1,014,780
Wealth Management deposits (1)	716,178	583,715	599,451	647,798	599,426
Money market	1,124,068	997,638	900,482	797,215	701,972
Savings	337,808	317,108	326,869	325,096	297,586
Time certificates of deposit	4,400,747	4,201,086	4,181,261	4,029,437	4,193,413

Total deposits	$8,376,750	$7,829,527	$7,761,367	$7,483,582	$7,471,441

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	12	13	14	13	14
Wealth Management deposits (1)	9	7	8	9	8
Money market	13	13	11	11	9
Savings	4	4	4	4	4
Time certificates of deposit	53	54	54	54	56

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances at the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from an unaffiliated company.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2008	2008	2007

Liquidity management assets	$1,607,707	$1,544,465	$1,543,795	$1,391,400	$1,552,675
Other earning assets	21,630	21,687	22,519	26,403	23,875
Loans, net of unearned income	7,455,418	7,343,845	7,158,317	7,012,642	6,985,850

Total earning assets	$9,084,755	$8,909,997	$8,724,631	$8,430,445	$8,562,400

Allowance for loan losses	(67,342)	(57,751)	(53,798)	(51,364)	(50,190)
Cash and due from banks	127,700	133,527	125,806	124,745	131,240
Other assets	915,093	895,781	885,815	869,713	853,661

Total assets	$10,060,206	$9,881,554	$9,682,454	$9,373,539	$9,497,111

Interest-bearing deposits	$7,271,505	$7,127,065	$6,906,437	$6,747,980	$6,845,466
Federal Home Loan Bank advances	439,432	438,983	437,642	426,911	411,480
Notes payable and other borrowings	379,914	398,911	439,130	332,019	433,983
Subordinated notes	73,364	75,000	75,000	75,000	75,000
Junior subordinated debentures	249,520	249,552	249,594	249,635	249,677

Total interest-bearing liabilities	$8,413,735	$8,289,511	$8,107,803	$7,831,545	$8,015,606

Non-interest bearing deposits	705,616	678,651	663,526	642,917	657,029
Other liabilities	93,873	147,500	150,872	155,080	99,331
Equity	846,982	765,892	760,253	743,997	725,145

Total liabilities and shareholders’ equity	$10,060,206	$9,881,554	$9,682,454	$9,373,539	$9,497,111

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2007

Yield earned on:
Liquidity management assets	4.57%	4.70%	4.56%	5.01%	5.15%
Other earning assets	3.94	4.81	4.83	6.10	7.09
Loans, net of unearned income	5.75	5.89	6.12	6.83	7.50

Total earning assets	5.54%	5.68%	5.84%	6.53%	7.07%

Rate paid on:
Interest-bearing deposits	2.78%	2.98%	3.14%	3.66%	4.11%
Federal Home Loan Bank advances	4.14	4.15	4.19	4.29	4.39
Notes payable and other borrowings	2.50	2.65	2.66	3.36	4.37
Subordinated notes	4.11	4.10	4.45	5.73	6.82
Junior subordinated debentures	7.22	6.98	7.29	7.28	7.32

Total interest-bearing liabilities	2.98%	3.16%	3.31%	3.82%	4.27%

Rate Spread	2.56%	2.52%	2.53%	2.71%	2.80%
Net Free Funds Contribution	0.22	0.22	0.24	0.27	0.28

Net Interest Margin	2.78%	2.74%	2.77%	2.98%	3.08%

Core Net Interest Margin	3.06%	2.97%	3.02%	3.26%	3.37%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2007

Net Interest Income	$63,340	$61,257	$59,992	$62,466	$66,402
Call Option Income	7,438	2,723	12,083	6,780	1,693

Net Interest Income Including Call Option Income	$70,778	$63,980	$72,075	$69,246	$68,095

Yield on Earning Assets	5.54%	5.68%	5.84%	6.53%	7.07%
Rate on Interest-bearing Liabilities	2.98	3.16	3.31	3.82	4.27

Rate Spread	2.56%	2.52%	2.53%	2.71%	2.80%
Net Free Funds Contribution	0.22	0.22	0.24	0.27	0.28

Net Interest Margin	2.78%	2.74%	2.77%	2.98%	3.08%

Call Option Income	0.33	0.12	0.56	0.31	0.08

Net Interest Margin including Call Option Income	3.11%	2.86%	3.33%	3.29%	3.16%

Core Net Interest Margin Including Call Option Income	3.39%	3.09%	3.58%	3.57%	3.45%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — YTD Trends

	Years Ended
	December 31,
	2008	2007	2006	2005	2004

Net Interest Income	$247,054	$264,777	$250,507	$218,086	$158,609
Call Option Income	29,024	2,628	3,157	11,434	11,121

Net Interest Income Including Call Option Income	$276,078	$267,405	$253,664	$229,520	$169,730

Yield on Earning Assets	5.88%	7.21%	6.91%	5.92%	5.24%
Rate on Interest-bearing Liabilities	3.31	4.39	4.11	3.00	2.28

Rate Spread	2.57%	2.82%	2.80%	2.92%	2.96%
Net Free Funds Contribution	0.24	0.29	0.30	0.24	0.21

Net Interest Margin	2.81%	3.11%	3.10%	3.16%	3.17%

Call Option Income	0.33	0.03	0.04	0.17	0.16

Net Interest Margin including Call Option Income	3.14%	3.14%	3.14%	3.33%	3.33%

Core Net Interest Margin Including Call Option Income	3.43%	3.41%	3.36%	3.54%	3.47%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2008	2008	2007
Brokerage	$4,310	$4,354	$4,948	$5,038	$5,464
Trust and asset management	2,395	2,690	2,823	2,827	2,856

Total wealth management	6,705	7,044	7,771	7,865	8,320

Mortgage banking	3,138	4,488	7,536	6,096	5,793
Service charges on deposit accounts	2,684	2,674	2,565	2,373	2,288
Gain on sale of premium finance receivables	361	456	566	1,141	1,596
Administrative services	670	803	755	713	965
(Losses) gains on available-for-sale securities, net	(3,618)	920	(140)	(1,333)	2,834
Other:
Fees from covered call options	7,438	2,723	12,083	6,780	1,693
Bank Owned Life Insurance	(319)	478	851	613	903
Miscellaneous	2,056	2,329	1,021	308	3,576

Total other income	9,175	5,530	13,955	7,701	6,172

Total non-interest income	$19,115	$21,915	$33,008	$24,556	$27,968

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2008	2008	2007
Salaries and employee benefits	$35,616	$35,823	$36,976	$36,672	$36,583
Equipment	4,190	4,050	4,048	3,926	4,034
Occupancy, net	5,947	5,666	5,438	5,867	5,902
Data processing	3,007	2,850	2,918	2,798	2,721
Advertising and marketing	1,642	1,343	1,368	999	1,212
Professional fees	2,334	2,195	2,227	2,068	2,045
Amortization of other intangibles	781	781	779	788	964
Other:
Commissions — 3rd party brokers	802	985	997	985	905
Postage	1,012	1,067	1,055	986	1,074
Stationery and supplies	757	750	756	742	849
FDIC Insurance	1,681	1,344	1,289	1,286	1,257
Miscellaneous	6,908	6,130	6,734	5,716	6,020

Total other expense	11,160	10,276	10,831	9,715	10,105

Total non-interest expense	$64,677	$62,984	$64,585	$62,833	$63,566

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2008	2008	2007

Balance at beginning of period	$66,327	$57,633	$53,758	$50,389	$48,757
Provision for credit losses	14,456	24,129	10,301	8,555	6,217
Allowance acquired in business combinations	—	—	—	—	362
Reclassification to allowance for lending-related commitments	(1,093)	—	—	—	(36)

Charge-offs:
Commercial and commercial real estate loans	7,539	13,543	5,430	3,957	4,029
Home equity loans	231	28	25	—	156
Residential real estate loans	627	786	—	219	—
Consumer and other loans	130	125	150	69	130
Premium finance receivables	1,275	1,002	913	883	665
Indirect consumer loans	501	292	271	258	346
Tricom finance receivables	27	40	52	25	100

Total charge-offs	10,330	15,816	6,841	5,411	5,426

Recoveries:
Commercial and commercial real estate loans	211	216	29	40	234
Home equity loans	1	—	—	—	1
Residential real estate loans	—	—	—	—	6
Consumer and other loans	13	18	52	12	78
Premium finance receivables	144	118	273	128	148
Indirect consumer loans	38	29	61	45	48
Tricom finance receivables	—	—	—	—	—

Total recoveries	407	381	415	225	515

Net charge-offs	(9,923)	(15,435)	(6,426)	(5,186)	(4,911)

Allowance for loan losses at end of period	$69,767	$66,327	$57,633	$53,758	$50,389

Allowance for lending-related commitments at end of period	$1,586	$493	$493	$493	$493

Allowance for credit losses at end of period	$71,353	$66,820	$58,126	$54,251	$50,882

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.62%	1.15%	0.48%	0.35%	0.35%
Home equity loans	0.11	0.01	0.01	—	0.09
Residential real estate loans	0.79	0.92	—	0.27	(0.01)
Consumer and other loans	0.32	0.30	0.29	0.16	0.14
Premium finance receivables	0.37	0.29	0.23	0.27	0.16
Indirect consumer loans	0.98	0.49	0.38	0.36	0.48
Tricom finance receivables	0.57	0.78	0.82	0.41	1.23

Total loans, net of unearned income	0.53%	0.84%	0.36%	0.30%	0.28%

Net charge-offs as a percentage of the provision for loan losses	68.64%	63.97%	62.38%	60.62%	78.99%

Loans at period-end	$7,621,068	$7,322,545	$7,153,603	$6,874,916	$6,801,602
Allowance for loan losses as a percentage of loans at period-end	0.92%	0.91%	0.81%	0.78%	0.74%
Allowance for credit losses as a percentage of loans at period-end	0.94%	0.91%	0.81%	0.79%	0.75%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans — 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2008	2008	2007
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$617	$1,084	$200	$387	$51
Commercial, consumer and other	14,750	6,100	2,259	8,557	14,742
Premium finance receivables	9,339	5,903	5,180	8,133	8,703
Indirect consumer loans	679	877	471	635	517
Tricom finance receivables	—	—	—	—	—

Total past due greater than 90 days and still accruing	25,385	13,964	8,110	17,712	24,013

Non-accrual loans:
Residential real estate and home equity (1)	6,528	6,214	3,384	3,655	3,215
Commercial, consumer and other	91,814	81,997	61,878	51,184	33,267
Premium finance receivables	11,454	10,239	13,005	13,542	10,725
Indirect consumer loans	913	627	389	399	560
Tricom finance receivables	—	—	40	49	74

Total non-accrual	110,709	99,077	78,696	68,829	47,841

Total non-performing loans:
Residential real estate and home equity (1)	7,145	7,298	3,584	4,042	3,266
Commercial, consumer and other	106,564	88,097	64,137	59,741	48,009
Premium finance receivables	20,793	16,142	18,185	21,675	19,428
Indirect consumer loans	1,592	1,504	860	1,034	1,077
Tricom finance receivables	—	—	40	49	74

Total non-performing loans	$136,094	$113,041	$86,806	$86,541	$71,854

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.62%	0.67%	0.35%	0.44%	0.36%
Commercial, consumer and other	2.17	1.83	1.35	1.28	1.06
Premium finance receivables	1.54	1.34	1.59	2.13	1.80
Indirect consumer loans	0.90	0.75	0.39	0.45	0.45
Tricom finance receivables	—	—	0.18	0.21	0.27

Total non-performing loans	1.79%	1.54%	1.21%	1.26%	1.06%

Allowance for loan losses as a percentage of non-performing loans	51.26%	58.67%	66.39%	62.12%	70.13%

(1)	Non-accrual and past due greater than 90 days and still accruing residential mortgage loans held for sale accounted for at lower of cost or market are excluded from the non-performing balances presented above. These balances totaled $1.4 million as of December 31, 2008, $0 as of September 30, 2008, $0.2 million as of June 30, 2008, and $2.0 million as of December 31, 2007.